# SUBSCRIPTION FOR SHARES

To: The Board of Directors of
Neurokine Pharmaceuticals Inc. (the "Company")

The undersigned hereby subscribes for and agrees to take up 500,000 Common shares of the Company for the price of $ .0001 per share.

Payment of $50.00 is tendered with this application, being full payment of the aggregate subscription price for the shares applied for.

Dated as of September 17, 2007.

| | |
|---|---|
| | Ahmad Doroudian |
| | 4172 Doncaster Way<br>Vancouver, B.C. V6S 1V9 |